Exhibit 3.6

21211 - 89	737082036

CERTIFICATE OF INCORPORATION

OF

DAWSON DREDGING COMPANY

1. The name of the corporation is:

DAWSON DREDGING COMPANY

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of common stock which the corporation shall have authority to issue is One Hundred (100) all of such shares shall be without par value.

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the incorporator is:

M. C. Kinnamon

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of March, 1987.

/s/ M. C. Kinnamon
M. C. Kinnamon

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

* * * * *

Dawson Dredging Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Dawson Dredging Company, filed with the office of the Secretary of State of Delaware on March 23, 1987 be and hereby is amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is Dawson Marine Services Company (hereinafter, the “Corporation”).

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 PM 06/30/2000 001336280 – 2121189

IN WITNESS WHEREOF, Dawson Dredging Company has caused this certificate to be signed by Deborah A. Wensel, its Chief Financial Officer, this 30 day of June, 2000.

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Chief Financial Officer